Exhibit 99.1
FINAL DRAFT
For Immediate Release
DOBSON COMMUNICATIONS REPORTS 25.4 PERCENT GROWTH IN EBITDA FOR THE
FIRST QUARTER OF 2007
•	$116.0 million EBITDA compares with $92.5 million for first quarter of 2006; EBITDA margin increases by 250 basis points

•	Average revenue per unit of $50.73

•	Postpaid gross subscriber additions increase 11.2 percent year-over-year

•	In its postpaid segment, the Company reports a net increase of 12,900 customers and 1.86 percent churn, after disconnecting 4,350 unprofitable, high-roaming customers
OKLAHOMA CITY, May 7, 2007 (PRIME NEWSWIRE) — Dobson Communications Corporation (Nasdaq: DCEL) announced strong EBITDA and EBITDA margin growth for its first quarter ended March 31, 2007, based on continued increases in subscribers, revenue, operating margins and customer retention.
     “We had a very positive beginning for 2007, with strong operating results across the board,” said Steve Dussek, president and chief executive officer. “We added 12,900 postpaid customers to our base. Average revenue per unit surpassed the $50 hurdle for the first time. Finally, strong revenue growth and improved operating efficiencies yielded year-over-year EBITDA growth of 25.4 percent and a 250-basis-point increase in margin.
     “We’ve made an excellent start toward achieving our goals for the year,” he said.
     Dobson reported a net loss applicable to common shareholders of $32.6 million, or $0.19 per share, for the first quarter of 2007. This included a $57.5 million loss from extinguishment of debt and an income tax benefit of $19.0 million. (See Table 1.) The loss from extinguishment of debt related to Dobson’s American Cellular subsidiary refinancing the majority of its debt.
     For the first quarter of 2006, Dobson reported a net loss applicable to common shareholders of $13.3 million, or $0.08 per share. This included an income tax benefit of $5.3 million.
     EBITDA for the first quarter of 2007 was $116.0 million, compared with EBITDA of $92.5 million for the first quarter of 2006. Please see Table 3 for the reconciliation of EBITDA to GAAP measures.
     EBITDA margin was 34.7 percent for the first quarter of 2007, an increase of 250 basis points over 2006’s first quarter EBITDA margin of 32.2 percent.
     Service revenue increased 17.5 percent to $253.9 million in the first quarter of 2007, compared with $216.1 million in the first quarter of 2006. Revenue growth was driven by organic customer growth, new customers added via acquisitions in the past 12 months, and higher average revenue per unit (ARPU). ARPU was $50.73 for the first quarter of 2007, which was higher by $3.94, or 8.4 percent, than ARPU for the first quarter in 2006.
     Data revenue contributed $5.73 to ARPU in the first quarter of 2007, compared with $5.11 in the fourth quarter and $3.34 in the first quarter of 2006.
     Roaming revenue was $62.0 million in the first quarter of 2007, an increase of 13.1 percent over the same period of 2006. Roaming traffic totaled 670 million minutes of use (MOUs) for the first quarter of 2007, an 18.4 percent increase over the first quarter of 2006. Blended roaming yield was 9.3 cents for the first quarter of 2007, reflecting the expected contractual decline in rates that took effect in January 2007.
     While first quarter total revenue was 16.3 percent higher than that for the first quarter of 2006, the Company noted that total operating expenses grew by only 12.0 percent.
     Cost of service expense was $93.2 million in the first quarter of 2007, compared with $94.6 million for the fourth quarter of 2006 and $76.1 million for the first quarter of 2006.
     Dobson noted that the growth rate of off-network usage by its customers continued to slow in the first quarter. Incollect (off-network) expense was $25.7 million for the first quarter of 2007, based on average customer usage of 88 off-network minutes of use (MOUs) per month and a cost per subscriber of $5.13 per month. In the fourth quarter of 2006, incollect cost totaled $24.2 million, based on average customer usage of 86 MOUs per month and a cost of $4.90 per month.
     Increased cost of service was also driven by higher network and cell site operating costs, reflecting the operating costs of markets acquired in the past 12 months and the addition of cell sites to strengthen GSM network performance.
     Marketing and selling expense was $42.8 million for the first quarter of 2007, compared with $39.1 million for the first quarter last year. Higher marketing and selling expense was driven primarily by an 11.2 percent increase in postpaid gross additions in the quarter. Cost per gross addition (CPGA) was $452 in the first quarter of 2007, compared with $456 for the first quarter of 2006.
     General and administrative expense was $48.6 million in the first quarter of 2007, compared with $49.4 million for the fourth quarter of 2006 and $47.3 percent for the first quarter of 2006. Bad debt was $6.5 million in the first quarter of 2007, compared with $7.3 million in the fourth quarter and $6.3 million in the first quarter of 2006.
Subscriber growth continues
     While total gross subscriber additions grew in the first quarter, the increase in postpaid subscriber additions was even stronger, compared with the first quarter of 2006.
     Dobson reported total gross subscriber additions of 132,700 for the first quarter of 2007, compared with the seasonally high fourth quarter total of 145,800 gross additions and 125,300 gross additions in the first quarter of 2006. (See Table 3.)
     Postpaid gross additions totaled 94,300 for the first quarter of 2007, compared with 95,000 postpaid gross additions for the fourth quarter of 2006 and 84,800 postpaid gross additions for the first quarter of 2006.

     Postpaid customer churn was 1.86 percent in the first quarter of 2007, basically in line with fourth quarter 2006 churn of 1.84 percent and an improvement over postpaid churn of 2.07 percent in the first quarter of 2006. First quarter 2007 churn included the disconnecting of approximately 4,350 postpaid customers who were unprofitable due to excessive off-network usage.
     Consequently, Dobson reported, 9,900 net subscriber additions in the first quarter of 2007, comprised of increases of 12,900 postpaid customers and 1,200 prepaid customers, and a reduction of 4,200 reseller customers. In the first quarter of 2006, Dobson reported 2,500 net additional subscribers, which included the addition of 6,300 prepaid customers, and a reduction of 3,800 reseller customers. In the first quarter last year, Dobson’s postpaid customer total did not change.
     In the first quarter of 2007, 14,900 TDMA subscribers migrated to GSM calling plans. At March 31, 2007, 91.5 percent of total customers and 95.2 percent of postpaid customers were on GSM calling plans. A year earlier, 75.4 percent of total subscribers and 80.4 percent of postpaid subscribers were GSM.
     Capital expenditures for the first quarter of 2007 were $35.8 million, reflecting the addition of 92 cell sites to the Company’s network and other capital improvements. Between its two subsidiaries, Dobson Cellular capital expenditures were $21.6 million, compared with $14.2 million at American Cellular.
     As of March 31, 2007, the Company’s total network included 3,094 GSM/GPRS/EDGE cell sites.
     Dobson is front-loading the deployment of cell sites this year to accelerate service quality benefits for its customers. Under its “Network Fast Track” initiative, the Company plans to install another 212 cell sites by year-end, with 122 of those planned for the second quarter. This aggressive build plan was planned within Dobson’s capital expenditure guidance for 2007, which remains $155 million.
     Dobson’s balance sheet at March 31, 2007 included $148.4 million in cash, $4.4 million in restricted investments and $3.7 million in short-term investments; $2.7 billion in total debt; and $135.7 million in preferred stock.
     During the first quarter, American Cellular refinanced the majority of its indebtedness through a new senior secured credit facility. The new senior secured credit facility consists of a $900 million term loan; a $75 million revolving credit facility (undrawn); and a $75 million delayed-draw term loan (undrawn). The refinancing reduced American Cellular’s annualized interest cost by approximately $16 million. However, the Company does not expect to realize the full beneficial effect of the refinancing in 2007 due to its completion in March, the timing of interest payments, refinancing fees, and other related issues.
First Quarter 2007 Conference Call
     On Tuesday, May 8, 2007, Dobson plans to conduct its first quarter earnings conference call beginning at 9:00 a.m. CT (10:00 a.m. ET). Along with first quarter results, Dobson may comment on recent operating trends and its 2007 outlook. Investors may listen by phone or via web-cast on Dobson’s web site at www.dobson.net. They may also access the call by dialing:

Conference call	(800) 289-0485
International	(913) 981-5518
Pass code	8343773
     A replay of the call will be available by phone for two weeks.

Conference call	(888) 203-1112
International	(913) 981-5518
Pass code	8343773
     For further analysis of quarterly results, please see the Company’s quarterly report on Form 10-Q, which Dobson plans to filed on or before Thursday, May 10, 2007.
     Dobson Communications is a leading provider of wireless phone services to rural and suburban markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 17 states. For additional information, please visit its web site at www.dobson.net.
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, increased levels of competition or other factors that might inhibit the growth of its subscriber base; shortages of key network equipment and/or handsets; substantial leverage and debt service requirements; restrictions on the Company’s ability to finance its growth; increased operating costs; changes in the Company’s roaming agreements that could affect revenue and/or earnings expectations; technology changes; regulatory changes; changes in end-user requirements and preferences; and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications, Oklahoma City
J. Warren Henry
(405) 529-8820

Table 1
Dobson Communications Corporation
Statements of Operations

	Three Months Ended
	March 31,
	2007	2006
	($ in thousands except per share data)
	(unaudited)
Operating Revenue
Service revenue	$253,945	$216,095
Roaming revenue	61,950	54,780
Equipment & other revenue	18,525	16,724

Total	334,420	287,599

Operating Expenses (excluding depreciation & amortization)
Cost of service (exclusive of depreciation & amortization shown separately below)	93,237	76,073
Cost of equipment	33,792	32,570
Marketing & selling	42,845	39,123
General & administrative	48,555	47,325

Total	218,429	195,091

EBITDA (1)	115,991	92,508
Gain on disposition of operating assets	1,566	1,664
Depreciation & amortization	(50,179)	(50,275)

Operating income	67,378	43,897
Interest expense	(58,685)	(57,407)
Loss from redemption of mandatorily redeemable preferred stock	—	(1,445)
Dividends on mandatorily redeemable preferred stock	—	(709)
Loss from extinguishment of debt	(57,523)	(57)
Other income, net	1,575	1,899
Minority interests in income of subsidiaries	(2,299)	(2,364)

Loss before income taxes	(49,554)	(16,186)
Income tax benefit	18,956	5,289

Net loss	(30,598)	(10,897)
Dividends on preferred stock	(2,036)	(2,375)

Net loss applicable to common stockholders	$(32,634)	$(13,272)

Basic and diluted net loss applicable to common stockholders per common share	$(0.19)	$(0.08)

Basic and diluted weighted average common shares outstanding	171,107,395	169,394,088

(1)	EBITDA is defined as net loss before gain on disposition of operating assets, depreciation and amortization, interest expense, loss from redemption of mandatorily redeemable preferred stock, dividends on mandatorily redeemable preferred stock, loss from extinguishment of debt, other income, net, minority interest in income of subsidiaries and income s tax benefit. We believe that EBITDA provides meaningful additional information concerning a company’s operating results and its ability to service its long-term debt and other fixed obligations and to fund its continued growth. Many financial analysts consider EBITDA to be a meaningful indicator of an entity’s ability to meet its future financial obligations, and they consider growth in EBITDA to be an indicator of future profitability, especially in a capital intensive industry such as wireless communications. You should not construe EBITDA as an alternative to net loss as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures of other companies.

Table 2
Dobson Communications Corporation
Selected Balance Sheet and Statistical Data
Balance Sheet Data:

	March 31, 2007	December 31, 2006
	($ in millions)	($ in millions)
	(unaudited)
Cash and cash equivalents (unrestricted)(1)	$148.4	$117.1
Restricted investments	$4.4	$4.4
Short-term investments	$3.7	$5.0

Debt:
DCC Senior Floating Rate Notes	$150.0	$150.0
DCC Senior Convertible Debentures	160.0	160.0
DCS 8.375% Senior Notes	510.6	511.2
DCS 9.875% Senior Notes	325.0	325.0
DCC 8.875% Senior Notes	419.7	419.7
ACC Credit Facility	900.0	124.7
ACC 9.5% Senior Notes, net	16.1	15.8
ACC 10.0% Senior Notes	185.7	900.0

Total debt	$2,667.1	$2,606.4

Preferred Stock:

Series F Preferred Stock	$135.7	$135.7

	Three Months Ended March 31,
	2007	2006
	($ in millions)	($ in millions)
Capital Expenditures:	$35.8	$31.3

(1)	Includes $19.0 million and $36.5 million of cash and cash equivalents from American Cellular Corporation at March 31, 2007 and December 31, 2006, respectively.

Table 3

Dobson Communications Corporation

	For the Quarter Ended
	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$253,945	$247,106	$232,324	$223,260	$216,095
Roaming revenue	61,950	70,089	87,365	71,043	54,780
Equipment and other revenue	18,525	17,873	16,681	17,756	16,724

Total	334,420	335,068	336,370	312,059	287,599

Operating Expenses (excluding depreciation and amortization)
Cost of service	93,237	94,558	88,809	81,503	76,073
Cost of equipment	33,792	33,911	33,152	36,545	32,570
Marketing and selling	42,845	43,854	42,155	39,996	39,123
General and administrative	48,555	49,365	47,527	46,744	47,325

Total	218,429	221,688	211,643	204,788	195,091

EBITDA (1) (2)	$115,991	$113,380	$124,727	$107,271	$92,508

Pops	12,672,900	12,672,900	12,052,700	12,039,200	11,854,000

Post-paid
Gross Adds	94,300	95,000	92,100	89,600	84,800
Net Adds	12,900	15,100	11,300	13,800	—
Subscribers	1,466,100	1,453,200	1,390,800	1,378,900	1,364,700
Churn	1.86%	1.84%	1.95%	1.84%	2.08%

Pre-paid
Gross Adds	28,600	39,700	33,300	23,900	22,000
Net Adds	1,200	16,100	14,500	7,700	6,300
Subscribers	108,700	107,500	88,500	73,200	65,400

Reseller
Gross Adds	9,800	11,100	14,100	14,400	18,500
Net Adds	(4,200)	(3,100)	(2,300)	(4,200)	(3,800)
Subscribers	102,000	106,200	109,300	111,600	115,800

Total
Gross Adds	132,700	145,800	139,500	127,900	125,300
Net Adds	9,900	28,100	23,500	17,300	2,500
Subscribers	1,676,800	1,666,900	1,588,600	1,563,700	1,545,900
ARPU	$50.73	$49.92	$49.16	$47.89	$46.76
Penetration	13.2%	13.2%	13.2%	13.0%	13.0%

(1)   Includes $2.6 million, $2.5 million, $2.7 million, $2.5 million and $2.6 million of EBITDA for the quarters ended        March 31, 2007, December 31, 2006, September 30, 2006, June 30, 2006 and March 31, 2006, respectively, related to        minority interests.

(2) A reconciliation of EBITDA to net (loss) income as determined in accordance with generally accepted accounting principles is as follows:

Net (loss) income	$(30,598)	$1,742	$27,979	$(6,043)	$(10,897)
Add back non-EBITDA items included in net (loss) income:
Depreciation and amortization	(50,179)	(50,097)	(47,776)	(48,155)	(50,275)
Gain on disposition of operating assets	1,566	1,567	1,566	1,593	1,664
Interest expense	(58,685)	(59,423)	(57,840)	(57,414)	(57,407)
Loss from redemption of mandatorily redeemable preferred stock	—	—	—	(37)	(1,445)
Dividends on mandatorily redeemable preferred stock	—	—	—	—	(709)
Loss from extinguishment of debt	(57,523)	(522)	—	(12,660)	(57)
Other income, net	1,575	2,245	1,810	1,636	1,899
Minority interests in income of subsidiaries	(2,299)	(2,248)	(2,447)	(2,169)	(2,364)
Income tax benefit (expense)	18,956	(3,160)	7,939	3,892	5,289

EBITDA	$115,991	$113,380	$124,727	$107,271	$92,508

Table 4
Dobson Cellular Systems

	For the Quarter Ended
For the Quarter Ended	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$150,476	$146,198	$140,711	$133,739	$128,622
Roaming revenue	33,386	36,724	47,869	41,548	31,797
Equipment and other revenue	15,305	15,351	14,701	15,277	14,478

Total	199,167	198,273	203,281	190,564	174,897

Operating Expenses
(excluding depreciation and amortization)
Cost of service	56,601	55,703	55,018	52,478	48,206
Cost of equipment	20,339	20,300	20,676	22,613	20,356
Marketing and selling	24,865	25,752	25,007	24,311	23,083
General and administrative	27,926	28,922	27,919	27,319	27,739

Total	129,731	130,677	128,620	126,721	119,384

EBITDA (1) (2)	$69,436	$67,596	$74,661	$63,843	$55,513

Pops	6,913,700	6,913,700	6,724,700	6,711,200	6,687,500

Post-paid
Gross Adds	55,900	58,900	58,200	56,100	51,900
Net Adds	11,000	13,900	11,700	11,500	3,300
Subscribers	822,500	811,500	797,600	785,300	773,800
Churn	1.83%	1.87%	1.96%	1.91%	2.10%

Pre-paid
Gross Adds	17,100	24,600	21,100	16,100	13,900
Net Adds	(200)	8,900	9,200	5,100	3,000
Subscribers	66,700	66,900	58,000	48,000	42,900

Reseller
Gross Adds	7,300	7,800	9,400	9,300	11,200
Net Adds	(200)	400	1,300	600	700
Subscribers	66,100	66,300	65,900	64,600	64,000

Total
Gross Adds	80,300	91,300	88,700	81,500	77,000
Net Adds	10,600	23,200	22,200	17,200	7,000
Subscribers	955,300	944,700	921,500	897,900	880,700
ARPU	$52.91	$52.34	$51.59	$50.15	$49.01
Penetration	13.8%	13.7%	13.7%	13.4%	13.2%

(1)   Includes $2.6 million, $2.5 million, $2.7 million, $2.5 million and $2.6 million of EBITDA for the quarters ended       March 31, 2007, December 31, 2006, September 30, 2006, June 30, 2006 and March 31, 2006, respectively, related to       minority interests.

(2) A reconciliation of EBITDA to net income (loss) as determined in accordance with generally accepted accounting principles is as follows:

Net income (loss)	$2,730	$(293)	$10,851	$(9,303)	$(7,035)
Add back non-EBITDA items included in net income (loss):
Depreciation and amortization	(28,851)	(28,938)	(28,389)	(28,164)	(28,778)
Gain on disposition of operating assets	850	851	850	857	915
Interest expense	(37,367)	(37,943)	(38,232)	(38,562)	(38,434)
Loss from extinguishment of debt	—	(522)	—	(12,549)	—
Other income, net	2,651	3,052	2,030	1,761	1,840
Minority interests in income of subsidiaries	(2,299)	(2,248)	(2,447)	(2,169)	(2,364)
Income tax (expense) benefit	(1,690)	(2,141)	2,378	5,680	4,273

EBITDA	$69,436	$67,596	$74,661	$63,843	$55,513

\

Table 5
American Cellular Corporation

	For the Quarter Ended
	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$103,469	$100,908	$91,613	$89,521	$87,473
Roaming revenue	28,564	33,365	39,496	29,495	22,983
Equipment and other revenue	6,541	6,123	5,583	6,080	5,848

Total	138,574	140,396	136,692	125,096	116,304

Operating Expenses
(excluding depreciation and amortization)
Cost of service	38,565	40,711	35,648	30,881	29,723
Cost of equipment	13,453	13,611	12,476	13,932	12,214
Marketing and selling	18,004	18,066	17,198	15,786	16,276
General and administrative	22,011	22,178	21,344	21,165	21,327

Total	92,033	94,566	86,666	81,764	79,540

EBITDA (1)	$46,541	$45,830	$50,026	$43,332	$36,764

Pops	5,759,200	5,759,200	5,328,000	5,328,000	5,166,500

Post-paid
Gross Adds	38,400	36,100	33,900	33,500	32,900
Net Adds	1,900	1,200	(400)	2,300	(3,300)
Subscribers	643,600	641,700	593,200	593,600	590,900
Churn	1.90%	1.82%	1.93%	1.76%	2.04%

Pre-paid
Gross Adds	11,500	15,100	12,200	7,800	8,100
Net Adds	1,400	7,200	5,300	2,600	3,300
Subscribers	42,000	40,600	30,500	25,200	22,500

Reseller
Gross Adds	2,500	3,300	4,700	5,100	7,300
Net Adds	(4,000)	(3,500)	(3,600)	(4,800)	(4,500)
Subscribers	35,900	39,900	43,400	47,000	51,800

Total
Gross Adds	52,400	54,500	50,800	46,400	48,300
Net Adds	(700)	4,900	1,300	100	(4,500)
Subscribers	721,500	722,200	667,100	665,800	665,200
ARPU	$47.88	$46.78	$45.85	$44.88	$43.80
Penetration	12.5%	12.5%	12.5%	12.5%	12.9%

(1) A reconciliation of EBITDA to net (loss) income as determined in accordance with generally accepted accounting principles is as follows:

Net (loss) income	$(36,593)	$(1,359)	$4,483	$(100)	$(4,969)
Add back non-EBITDA items included in net (loss) income:
Depreciation and amortization	(21,284)	(21,115)	(19,343)	(19,948)	(21,454)
Gain on disposition of operating assets	716	716	716	736	749
Interest expense	(25,942)	(26,420)	(24,540)	(23,779)	(23,785)
Loss from extinguishment of debt	(57,523)	—	—	—	—
Other expense, net	(1,505)	(1,177)	(592)	(483)	(258)
Income tax benefit (expense)	22,404	807	(1,784)	42	3,015

EBITDA	$46,541	$45,830	$50,026	$43,332	$36,764